                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               ------------------


                               AMENDMENT NO. 4 TO

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                       CHICAGO BRIDGE & IRON COMPANY N.V.
             (Exact name of registrant as specified in its charter.)



            The Netherlands                                         NONE
(State of incorporation or organization)                      (I.R.S. Employer
                                                             Identification No.)



Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands                NONE
     (Address of Principal Executive offices.)                   (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

                Title of each class                       Name of each exchange on which
                to be so registered                       each class is to be registered
                -------------------                       ------------------------------
   Common Stock, nominal value Euro 0.01 per share            New York Stock Exchange


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file number to which this form relates:

         __________ (if applicable)


Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of Class)

                  INFORMATION REQUIRED IN REGISTRATION STATEMENT

         Item 1.           Description of Registrant's Securities to be
                           Registered.
                           --------------------------------------------

                           Chicago Bridge & Iron Company N.V. ("CB&I" or the "Company") is incorporated under the law of The Netherlands as a public company with limited liability ("naamloze vennootschap") by Deed of Incorporation dated November 22, 1996. CB&I is registered in the trade register of Amsterdam under No. 33.286.441. Set forth below is a summary of certain provisions, including all material provisions relating to the shares of our common stock, nominal value Euro 0.01 ("common shares"), contained in the Company's Articles of Association, as amended (our "Articles of Association"), and the law of The Netherlands. Such summary does not purport to be a complete statement of our Articles of Association and the law of The Netherlands and is qualified in its entirety by reference to our Articles of Association.

                           Our authorized share capital is Euro 800,000 consisting of 80,000,000 Common Shares, each with a nominal value of Euro 0.01. Shares are issued in registered form only. The shares registered in the New York registry ("New York Shares") are listed on the New York Stock Exchange. Shareholders may hold New York Shares directly (evidenced by an entry/registration in the New York Registry and, if applicable, certificates received for those Shares) or through the Depository Trust Company (either as participant in such system or indirectly through organizations that are participants in such system). To the extent not registered in the New York registry, shares will be registered in the shareholders' register kept in Hoofddorp, The Netherlands.

                           Voting Rights

                           Generally, each shareholder is entitled to one vote for each common share held on every matter submitted to a vote of shareholders. Our Articles of Association make no provision for cumulative voting and, as a result, the holders of a majority of our voting power will have the power, subject to the Supervisory Board's right to make binding nominations, to elect all members of the Supervisory Board and the Management Board who are standing for election.

                           Unless otherwise required by our Articles of Association or the law of The Netherlands or as described below, resolutions of a general meeting of shareholders occurring in The Netherlands require the approval of a majority of the votes cast at a meeting. Our Articles of Association require that, at a time when there are one or more holders of more than 15% of our outstanding voting securities (each an "affiliated holder"), certain business combination transactions, dissolution, liquidation, stock dividend, share repurchase, recapitalization transactions or transactions involving a person who is or has been an affiliated holder, in so far as such transactions otherwise require a shareholder vote for adoption, will require the approval of a supermajority percentage (at least 80%) of our voting securities issued and outstanding. While this provision may limit the ability of an affiliated holder to control or influence a decision to effect a change of control of the Company and also make it more difficult to consummate certain types of business combination transactions requiring a shareholder vote (e.g., certain "legal mergers" under Dutch law), this requirement does not affect a tender offer or other type of business combination transaction not requiring such a shareholder vote.

                           Resolutions of general meetings of shareholders occurring outside The Netherlands are valid if the entire share capital is present or represented. There are no laws currently in effect in The Netherlands or provisions in our Articles of Association limiting the rights of non-resident investors to hold or vote common shares.

                           Dividends

                           Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine that an amount shall be reserved out of our annual profits. The portion of our annual profits that remains after such reservation is at the disposal of the general meeting of shareholders. Out of our share premium reserve and other reserves available for shareholder distributions under the law of The Netherlands, the general meeting of shareholders may declare distributions upon the proposal of the Management Board (after approval by the Supervisory Board). We may not pay dividends if the payment would reduce shareholders' equity below the aggregate nominal value of the common shares outstanding, plus the reserves statutorily required to be maintained. Although under Dutch law dividends are generally paid annually, the Management Board, with the approval of the Supervisory Board, may, subject to certain statutory provisions, distribute one or more interim dividends or other interim distributions before the accounts for any year have been approved and adopted at a general meeting of shareholders in anticipation of the final dividend or final distribution. Rights to cash dividends and distributions that have not been collected within five years after the date on which they became due and payable shall revert to the Company.

                           We have declared and paid in the past, and currently intend to declare and pay, regular quarterly cash dividends or distributions; however, there can be no assurance that any such dividends or distributions will be declared or paid. The payment of dividends or distributions in the future will be subject to the discretion of the our shareholders (in the case of annual dividends), our Management Board and our Supervisory Board and will depend upon general business conditions, legal restrictions on the payment of dividends or distributions, and other factors. We will pay any cash dividends or distributions in U.S. dollars. Any cash dividends or distributions payable to holders of New York Shares will be paid to the New York Transfer Agent and Registrar.

                           Shareholder Meetings

                           Each shareholder has the right to attend general meetings of shareholders, either in person or represented by a person holding a written proxy, to address shareholder meetings, and to exercise voting rights, subject to the provisions of our Articles of Association. Our ordinary general meetings of shareholders are held in The Netherlands at least annually, within six months after the close of each financial year. Extraordinary general meetings of shareholders may be held as often as the Management Board or the Supervisory Board deem necessary, or as otherwise provided for pursuant to the law of The Netherlands. Shareholders (and holders of a life interest to whom voting rights have been granted) representing 10% of our issued shares may request that the Management Board convene an extraordinary general meeting and the subjects to be discussed.

                           We provide notice by mail to registered holders of common shares of each general meeting of shareholders. Such notice will be given no later than the

                           15th day prior to the day of the meeting and will include a statement of the business to be considered. The New York Transfer Agent and Registrar will provide notice of general meetings of shareholders to, and compile voting instructions from, holders of New York Shares. Registered shareholders must notify the Management Board in writing of their intention to attend a shareholder meeting.

                           Election and Tenure of Managing Directors and Supervisory Directors

                           The Management Board is entrusted with the management of the Company. The Supervisory Board supervises the Management Board. The Management Board may have one or more members and the Supervisory Board may have at least six and no more than 12 members. Supervisory Board and Management Board vacancies are and will be filled by a vote of shareholders at the first general meeting after such vacancy occurs or is created. The Supervisory Board and the Management Board members are elected from binding nominations made by the Supervisory Board. At least two persons must be nominated for each vacancy. Under the law of The Netherlands and our Articles of Association, the shareholders may deprive the nominations of their binding effect by a resolution passed by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of our issued share capital.

                           The general meeting of shareholders may suspend or dismiss a member of the Management Board at any time. However, if the Supervisory Board does not propose such suspension or dismissal, the general meeting of shareholders must pass a resolution based on a majority of two-thirds of the votes cast and such two-thirds vote must represent more than one half of our issued share capital. The Supervisory Board may suspend a member of the Management Board at any time. The general meeting of shareholders may discontinue such suspension at any time. In addition, the Supervisory Board shall determine the remuneration and terms of employment of every member of the Management Board.

                           Members of the Supervisory Board are appointed to serve three-year terms with approximately one-third of such members' terms expiring each year. Supervisory Directors and Managing Directors serve until the expiration of their respective terms of office or their resignation, death or removal, with or without cause, by the shareholders or, in the case of Supervisory Directors, upon reaching the mandatory retirement age of 72 as provided in our Articles of Association.

                           Subject to our Articles of Association, the Supervisory Board may adopt rules and regulations governing its internal proceedings, such as voting, including voting on nomination of Supervisory Directors, Supervisory Board composition and governance, and effectuation of matters agreed upon in shareholder agreements.

                           Approval of Annual Accounts and Discharge of
                           Management Liability

                           Each year, the Management Board is responsible for the preparation of annual accounts within five months after the end of our financial year, unless the general meeting of shareholders has extended this period due to special circumstances. The annual accounts must be approved and signed by all members of the Supervisory Board and the Management Board and then submitted to a general meeting of shareholders for adoption.

                           The adoption of a company's annual accounts by the general meeting of shareholders does not automatically discharge the members of the Management Board and the Supervisory Board from liability in respect of the exercise of their duties during the financial year concerned. However, we generally expect to propose such discharge as a separate agenda item at each annual general meeting of shareholders.

                           Liquidation Rights

                           In the event of the dissolution and liquidation of the Company, the assets remaining after payment of all debts and liquidation expenses will be distributed among holders of common shares on a pro rata basis.

                           Issue of Shares; Preemptive Rights

                           Under the law of The Netherlands and our Articles of Association, the Supervisory Board may issue common shares when the Supervisory Board is so empowered by the general meeting of shareholders. Such authorization can be granted for a maximum period of five years, subject to extension(s). Under the law of The Netherlands and our Articles of Association, each holder of common shares generally has a preemptive right to subscribe with regard to any issue of common shares pro rata to the aggregate nominal value of such shareholder's existing holdings of common shares, except for certain issuances to employees, issuances for non-cash consideration, issuances to persons who exercise a previously acquired right to subscribe for common shares, and issuances limited or excluded from such requirement by the Supervisory Board when the Supervisory Board is so empowered by the general meeting of shareholders. Under the law of The Netherlands, such authorization to limit or exclude preemptive rights can be granted for a maximum period of five years, subject to extension(s).

                           Repurchase of Common Shares

                           The shareholders may delegate to the Management Board the authority, subject to certain restrictions contained in the law of The Netherlands and our Articles of Association, to cause the Company to acquire its own fully paid common shares for consideration in an amount not to exceed 10% of the issued shares at any time. Such authorization may not be granted for more than 18 months.

                           Capital Reduction

                           Upon proposal by the Management Board (after approval by the Supervisory Board), the general meeting of shareholders may reduce the issued share capital by cancellation of common shares held by the Company, subject to certain statutory provisions.

                           Amendment of our Articles of Association

                           Our Articles of Association may be amended by a majority of the votes cast at a general meeting of shareholders if the proposal is stated in the convocation notice for the general meeting and a complete copy of the proposed amendment is filed at our office so that it may be inspected prior to and during the meeting. Proposals to amend our Articles of Association, to legally merge the Company, or to dissolve the Company require prior approval by the Supervisory Board.

                           Notwithstanding the foregoing, no amendment of our Articles of Association shall become effective until approved by the Ministry of Justice of The Netherlands.

                           Dutch Taxation

                           The following discussion of certain Dutch tax consequences to an owner of our common shares is included for general information purposes only and does not address every potential tax consequence of an investment in or ownership of the common shares under the laws of The Netherlands. It does not discuss every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law, nor does it address the income taxes imposed by any political subdivision of The Netherlands or any tax imposed by any other jurisdiction. The laws upon which such discussion is based are subject to change, perhaps with retroactive effect. EACH SHAREHOLDER AND PROSPECTIVE INVESTOR SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF COMMON SHARES.

                           Dutch Taxation for Non-Resident Shareholders

                           The following discussion is a summary of certain tax consequences to an owner of our common shares who is not, or is not deemed to be, a resident of The Netherlands for purposes of the relevant tax codes.

                           Withholding Tax. Dividends distributed by CB&I generally are subject to a withholding tax imposed by The Netherlands at a rate of 25%. The expression "dividends distributed by CB&I" as used herein includes, but is not limited to: (i) distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Netherlands dividend withholding tax purposes; (ii) liquidation proceeds, proceeds from the redemption of common shares or, as a rule, consideration for the repurchase of common shares by CB&I in excess of the average paid-in capital recognized for Netherlands dividend withholding tax purposes; (iii) the nominal value of shares issued to a holder of common shares or an increase of the nominal value of common shares, as the case may be, to the extent that it does not appear that a contribution, recognized for Netherlands dividend withholding tax purposes, has been made or will be made; and (iv) partial repayment of paid-in capital, recognized for Netherlands dividend withholding tax purposes, if and to the extent that there are net profits ("zuivere winst"), unless the general meeting of shareholders of CB&I has resolved in advance to make such repayment and provided that the nominal value of the common shares concerned has been reduced by an equal amount by way of an amendment to our Articles of Association.

                           If a holder of common shares is resident in a country other than The Netherlands and if a taxation convention is in effect between The Netherlands and such country, such holder of common shares may, depending on the terms of such double taxation convention, be eligible for a full or partial exemption from, or refund of, Netherlands dividend withholding tax.

                           Under the double taxation convention in effect between The Netherlands and the United States (the "Treaty"), dividends paid by CB&I to a resident of the United States (other than an exempt organization or exempt pension organization) are generally eligible for a reduction of the 25% Netherlands withholding tax to 15%, or in the case of certain U.S. corporate shareholders owning at least 10% of the voting power of CB&I, 5%, unless the common shares held by such resident are attributable to a business or part of a business that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands. The Treaty provides for a complete exemption for dividends received by exempt pension organizations and exempt organizations, as defined therein. Except in the case of exempt organizations, the reduced dividend withholding rate can be applied at source upon payment of the dividends, provided that the proper forms have been filed in advance of the payment. Qualifying U.S. exempt organizations must seek a full refund of the tax withheld by filing the proper forms. A holder of common shares other than an individual will not be eligible for the benefits of the Treaty if such holder of common shares does not satisfy one or more of the tests set forth in the limitation on benefits provisions of Article 26 of the Treaty.

                           According to an anti-dividend stripping provision , no exemption from, or refund of Netherlands dividend withholding tax will be granted if the ultimate recipient of a dividend paid by the Company is not considered to be the beneficial owner of such dividend. Such recipient is not considered to be the beneficial owner if such recipient paid a consideration (in cash or in kind) in connection with the dividend and such payment forms part of a sequence of transactions, and further it is likely that (i) an individual or a company (other than the holder of the dividend coupon) benefited, in whole or in part, directly or indirectly, from the dividend and such individual or company would not, or to a lesser extent, be entitled to an exemption from, reduction of or refund of, Netherlands dividend withholding tax than the recipient of the dividend, and (ii) such individual or company, directly or indirectly, retains or acquires a position in the shares that is comparable with his/her or its position in similar shares that he/she or it had before the sequence of transactions began. The term "sequence of transactions" as used herein includes the sole acquisition of one or more dividend coupons and the establishment of short-term rights of enjoyment on shares, while the transferor retains the ownership of the shares. The Netherlands tax authorities have taken the position that this beneficial ownership test can also be applied to deny relief from Netherlands withholding tax under double tax conventions. However, there are arguments for the view that the term "beneficial ownership" must be interpreted in the context of the double taxation conventions and not with reference to domestic law of a contracting state.

                           Under certain circumstances, a transfer of the full amount of withholding tax withheld to The Netherlands tax authorities will not be required with respect to dividend distributions out of dividends received from CB&I's qualifying foreign affiliates. The amount not transferred amounts to 3% of the gross amount of any cash dividend paid on the common shares but will not exceed 3% of the gross dividends received from CB&I's qualifying foreign affiliates during the calendar year until the withholding date and the two previous calendar years to the extent that these distributions have not been taken into account in respect of the determination of a previous reduction of withholding tax to be transferred. This reduction is not paid out to holders of Common Shares, but remains with the Company instead.

                           Distribution Tax. In the period from January 1, 2001 up to and including December 31, 2005, CB&I will be subject to a temporary special distribution tax ("surtax") at a rate of 20% on certain dividends that are qualified as "excessive". Dividends are considered to be "excessive", among other things, when the total proceeds distributed during a particular calendar year exceed the highest of (i) 4% of CB&I's market capitalization at the beginning of the relevant calendar year, (ii) twice the amount of the average annual dividends (exclusive of extraordinary distributions) by reference to the three calendar years immediately preceding January 1, 2001, or (iii) CB&I's adjusted consolidated commercial result for the preceding fiscal year. Certain exceptions exist. The qualification of this surtax and the consequences thereof for foreign shareholders are uncertain. To the extent dividends that are subject to this surtax are distributed to certain qualifying shareholders, CB&I is not required to withhold Netherlands dividend withholding tax.

                           Taxes on Income and Capital Gains. A holder of common shares will not be subject to any Netherlands taxes on income or capital gains in respect of dividends distributed by CB&I or in respect of any gain realized on the disposal of common shares (other than the withholding tax described above), provided that:
                           (i) such holder is neither resident nor deemed to be a resident nor opting to be taxed as a resident in The Netherlands; (ii) such holder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise, as the case may be, the common shares are attributable; (iii) such holder is not a taxable entity for Netherlands corporate income tax purposes that is deemed to have a Netherlands enterprise to which enterprise the common shares are attributable;
                           (iv) such holder is not an individual performing other activities in the Netherlands in respect of the common shares, including activities which are beyond the scope of normal investment activities; and (v) such holder does not have a substantial interest or a deemed substantial interest in CB&I or, if such holder does have such an interest, it forms part of the assets of an enterprise. Generally, a holder of common shares will not have a substantial interest if he, his partner, certain other relatives (including foster children) or certain persons sharing his household, do not hold, alone or together, whether directly or indirectly, the ownership of, or certain other rights over, common shares representing five percent or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of CB&I, or rights to acquire shares, whether or not already issued, that represent at any time (and from time to time) five percent or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of CB&I, or the ownership of certain profit participating certificates that relate to five percent or more of the annual profit of CB&I and/or to five percent or more of the liquidation proceeds of CB&I. A deemed substantial interest is present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

                           Gift, Estate and Inheritance Taxes. No gift, estate and inheritance taxes will arise in The Netherlands with respect to an acquisition of common shares by way of a gift by, or on the death of, a holder of common shares who is neither a resident nor deemed to be resident in The Netherlands, unless: (i) the holder at the time of the gift has or at the time of his death had an enterprise or an interest in an enterprise that is or was, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise, as the case may be, the common shares are or were attributable; or
                           (ii) in the case of a gift of shares by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands. For purposes of Netherlands gift, estate and inheritance tax, an individual who holds The Netherlands nationality will be deemed to be resident in The Netherlands if he has been resident in The Netherlands at any time during the ten years preceding the date of the gift or his death. For purposes of Netherlands gift tax, an individual not holding The Netherlands nationality will be deemed to be resident in The Netherlands if he has been resident in The Netherlands at any time during the twelve months preceding the date of the gift.

                           Other Netherlands Taxes and Duties. Save for a capital tax which will be payable by us, no registration tax, transfer tax, stamp duty or any other similar documentary tax or duty will be payable in The Netherlands in respect of or in connection with the subscription, issue, placement, allotment or delivery of the common shares.

                           Dutch Taxation for Resident Shareholders

                           The following discussion is intended only for the following shareholders or investors:

                           o individuals who are resident or deemed to be resident in The Netherlands for tax purposes or who have opted to be taxed as resident in The Netherlands, excluding (i) individuals who invest in common shares that form part of a substantial interest or a deemed substantial interest in CB&I or
                           (ii) individuals who are, or are deemed to be, CB&I's employees, director or board members or individuals who are, or are deemed to be, employees, directors, board members of companies related to CB&I (the "Dutch Individuals"); and

                           o corporate entities, which term includes associations which are taxable as corporate entities, that are resident or deemed to be resident in The Netherlands for tax purposes, excluding corporate entities that are (i) not subject to Dutch corporate income tax, (ii) exempt from such corporate income tax, including but not limited to pension funds (pensioenfondsen) as defined under Dutch law or (iii) investment institutions (beleggingsinstellingen) as defined under Dutch law.

                           Generally, a holder of common shares will not have a substantial interest if he, his partner, certain other relatives (including foster children) or certain persons sharing his household, do not hold, alone or together, whether directly or indirectly, the ownership of, or certain other rights over, common shares representing five per cent or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of CB&I, or rights to acquire shares, whether or not already issued, that represent at any time (and from time to time) five per cent or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of CB&I, or the ownership of certain profit participating certificates that relate to five per cent or more of the annual profit of CB&I and/or to five per cent or more of the liquidation proceeds of CB&I A deemed substantial interest is present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

                           Income Tax for Dutch Individuals Not Engaged in an Enterprise. A Dutch individual (i) who holds common shares that are not attributable to an enterprise of which such a Dutch individual derives a share of the profit, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, (ii) who is not performing other activities in respect of the common shares, including but not limited to activities which are beyond the scope of normal investment activities, and (iii) who does not have a substantial interest or a deemed substantial interest in CB&I, generally is subject to income tax at a rate of 30% on a deemed yield of 4% of the average market value of the common shares in any one year.

                           Income Tax for Dutch Individuals Engaged in an Enterprise and Corporate Entities. Any benefits derived or deemed to be derived from common shares (including any capital gains realized on the disposal thereof) that are attributable to an enterprise of which such a Dutch individual derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth of such enterprise other than by way of shares, generally are subject to income tax at progressive rates. Any benefits derived or deemed to be derived from shares (including any capital gains realized on the disposal thereof) that are held by a Dutch corporate entity generally are subject to corporate income tax.

                           Withholding Tax. Dividends distributed by CB&I generally are subject to a withholding tax imposed by The Netherlands at a rate of 25% per cent. See "Dutch Taxation for Non-Resident Shareholders -- Withholding Tax" above for a definition of "dividends distributed by CB&I" as used herein.

                           Dutch individuals and Dutch corporate entities generally can credit the withholding tax against their Netherlands income tax or corporate income tax liability and generally are entitled to a refund of dividend withholding tax insofar as the withholding tax exceeds their aggregate income tax or corporate income tax liability. In the case of certain holders of common shares subject to Dutch corporate income tax and enjoying the participation exemption, no withholding tax may need to be withheld at all.

                           According to an anti-dividend stripping provision, no exemption from, credit, reduction of, or refund of, Netherlands dividend withholding tax will be granted if the ultimate recipient of a dividend paid by CB&I is not considered to be the beneficial owner of such dividend (see "Dutch Taxation for Non-Resident Shareholders -- Withholding Tax" above for a description of who is considered a "beneficial owner").

                           Distribution Tax. In the period from January 1, 2001 up to and including December 31, 2005, CB&I will be subject to a temporary special distribution tax at a rate of 20% on certain dividends that are qualified as "excessive" (see "Dutch Taxation for Non-Resident Shareholders -- Distribution Tax" above for a description of what is considered "excessive"). Certain exceptions exist. To the extent dividends that are subject to this surtax are distributed to certain qualifying shareholders, CB&I is not required to withhold Netherlands dividend withholding tax.

                           Gift, Estate and Inheritance Taxes. Netherlands gift, estate or inheritance taxes may apply to an acquisition of common shares by way of a gift by, or on the death of, a holder of common shares who is resident or deemed to be resident in The Netherlands, including if: (i) the holder at the time of the gift has or at the time of his death had an enterprise or an interest in an enterprise that is or was, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise, as the case may be, the common shares are or were attributable; or (ii) in the case of a gift of shares by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands.

                           For purposes of Netherlands gift, estate and inheritance tax, an individual who holds The Netherlands nationality will be deemed to be resident in The Netherlands if he has been resident in The Netherlands at any time during the ten years preceding the date of the gift or his death. For purposes of Netherlands gift tax, an individual not holding The Netherlands nationality will be deemed to be resident in The Netherlands if he has been resident in The Netherlands at any time during the twelve months preceding the date of the gift.

                           Other Netherlands Taxes and Duties. Save for capital tax which will be payable by CB&I, no registration tax, transfer tax, stamp duty or any other similar documentary tax or duty will be payable in The Netherlands in respect of or in connection with the subscription, issue, placement, allotment or delivery of the common shares.

         Item 2.           Exhibits.
                           --------

                           Articles of Association, as amended, of the Registrant are incorporated by reference to Exhibit 3 of Registrant's Form 10K/A dated May 31, 2002 amending Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001

                           Shareholder Agreement dated as of December 28, 2000 (as amended by an Amendment thereto dated as of February 7, 2001) among First Reserve Fund VIII, L.P., Registrant and certain shareholders of Registrant is incorporated by reference to (i)
                           Exhibit 6 of Registrant's Current Report on Form 8-K dated January 8, 2001 and (ii) Exhibit 6 of Registrant's Current Report on Form 8-K dated February 22, 2001

                                   SIGNATURES


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration to be signed on its behalf by the undersigned, thereto duly authorized.


                                        CHICAGO BRIDGE & IRON COMPANY N.V.

                                        By:  Chicago Bridge & Iron Company B.V.,
                                             Managing Director


                                        By:  /s/ Richard E. Goodrich
                                           -------------------------------------
                                                 Richard E. Goodrich
                                                 Managing Director

Date:    January 7, 2004